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WEX Inc.

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On April 22, 2026, WEX Inc. issued the following press release and letter to shareholders in connection with its 2026 Annual Meeting of Stockholders.

WEX Issues Letter to Shareholders Highlighting Strong Performance, Accelerating Momentum and Improved 2026 Outlook

Urges Shareholders to Vote Today on the Blue Proxy Card “FOR” ONLY WEX’s Nominees

PORTLAND, Maine--(BUSINESS WIRE)-- WEX (NYSE: WEX) (“WEX” or the “Company”), a global leader in intelligent payment solutions, today publicized a letter to shareholders highlighting the Company’s strong performance, accelerating momentum and improved financial outlook for 2026.

The full text of the letter follows:

Dear Fellow Shareholders:

This year’s Annual Meeting of Stockholders (the “Annual Meeting”) of WEX Inc. (“WEX,” “we,” or the “Company”) is fast approaching. The meeting is scheduled to be held on May 5, 2026.

Since our last annual meeting, we have reached an inflection point. We have returned to growth, outperformed our peers1 on a total shareholder return basis2 and made important strides toward the margin expansion we expect as our disciplined investments in the business take hold.

Despite this progress and a nearly 50% increase in our stock price over the last year, Impactive Capital Master Fund LP (“Impactive”) is seeking to replace a third of our directors, including our Chair and CEO and the Chairs of two of our key committees. We believe electing Impactive’s candidates in place of any of these individuals would risk disrupting the Company’s momentum and result in the loss of valuable expertise on the Board of Directors (the “Board”).

We Are Delivering Strong Results and Our Momentum is Accelerating

As our financial results demonstrate, we have been executing well, and our performance continues to improve. In 2025, we generated record revenue, net income per share and adjusted net income per share.3 Our 2025 adjusted EBITDA even surpassed the upside projections Impactive published in 2022.

As we announced today, our momentum continued into the first quarter. We delivered year-over-year increases in revenue and adjusted net income per share, both of which exceeded the high end of our guidance range, supported by continued revenue growth across each of our segments. We increased our outlook for 2026 and have renewed confidence in our ability to continue to build on our progress.

Our recent results reflect strong performance across our business segments. Over the last six years, in our Mobility and Benefits segments, we have grown transaction volumes and accounts faster than our closest competitors, and we have also delivered strong volume growth in our Corporate Payments segment. Furthermore, our return on invested capital – calculated properly by adjusting for borrowings at WEX Bank – has increased over the last several years, exceeds our cost of capital and is comparable to that of Corpay, a company Impactive prefers to compare us with (even though it is far from our only peer).4

[1]	Refers to the Company’s “2025 Performance Peers Group,” as described on page 65 of the Company’s Definitive Proxy Statement, filed with the SEC on April 3, 2026. Peers include ACI Worldwide, Affirm Holdings, AvidXchange Holdings, BILL Holdings, Block, Bread Financial Holdings, Broadridge Financial Solutions, Corpay, CSG Systems International, Dayforce, Equifax, Euronet Worldwide, EVERTEC, Fidelity National Information Services, Fiserv, Global Payments, HealthEquity, Jack Henry & Associates, Marqeta, MAXIMUS, NCR Atleos, Paychex, Paycom Software, Paylocity Holding Corp., Paymentus Holdings, Payoneer Global, PayPal Holdings, Remitly Global, Shift4 Payments, Toast, TransUnion, Voya Financial and Western Union.
[2]	Source: Bloomberg. Data from May 14, 2025 to April 21, 2026.
[3]	See appendix for a reconciliation of GAAP net income per diluted share to non -GAAP adjusted net income per diluted share.
[4]	See appendix for a reconciliation of GAAP net income to non-GAAP net operating profit after tax and GAAP net income to adjusted EBITDA and an explanation of the ROIC calculation.

Our Improving Fundamentals Have Driven TSR Outperformance

Our fundamental performance improvement has translated into improved shareholder returns. Year-to-date, since our third quarter 2025 earnings release and over the last year, our total shareholder returns have outperformed5 those of the peer group we use to benchmark performance, our 2025 Performance Peer Group.6 We worked closely with an independent consulting firm to develop this group, focusing on companies that are subject to similar macroeconomic forces and whose returns have historically been correlated with WEX’s.

Over the same periods, we have also outperformed our previous performance peer group7, which was left largely unchanged from its introduction in 2021 to 2025, when it was replaced by our current performance peer group. In addition, we have outperformed when measured against our 2025 Compensation Benchmarking Peer Group,8 which Impactive insists on using to compare our performance. (That group, it should be noted, consists of companies that compete with us for talent but are not necessarily in the same end markets or exposed to the same macroeconomic forces, and thus not what we use to measure performance.)

Over the past five years, our shareholder returns are broadly in line with – or even better than – those of both our current and previous performance peer groups.9

We Are Executing a Strategy to Deliver Sustainable, Profitable Growth

That said, we are not satisfied with our current stock price, and we are taking decisive actions to strengthen the business and position WEX for long-term growth.

In Mobility, we have launched new solutions and increased investment in sales and marketing to expand our market opportunity and drive demand. We have had notable success with smaller fleets, which is a large and fragmented segment of the market.

In Corporate Payments, we have managed the business model transition of a large customer while extending into new solutions and verticals to offset the temporary impact on revenue. And across the Company, we are leveraging AI to accelerate innovation, improve efficiency and enhance our customer value proposition. The early results of these efforts have been promising, and we believe AI can transform how we serve our customers and serve as a competitive differentiator.

As a result of these actions, we believe WEX is more focused, more resilient and better positioned for growth than ever before.

Consistent with our commitment to optimize the business and maximize returns for shareholders, the Board has, for many years (long pre-dating Impactive’s investment), conducted an annual review session each summer focused on evaluating the Company’s business configuration and strategy.

After Impactive presented its break-up proposal to the Board in February 2025, the Board determined to accelerate and enhance its annual review of WEX’s portfolio and opportunities to enhance shareholder value. We worked with Bank of America and J.P. Morgan to help us evaluate both Impactive’s proposal and a range of other strategic ideas. Both financial advisors presented to the full Board in May 2025, and one delivered subsequent presentations to the Finance Committee in July and August and the full Board again in September. This process included extensive analyses and many hours of boardroom discussion, informed by hundreds of pages of materials.

Ultimately, following this comprehensive review, the Board unanimously concluded that WEX’s businesses are stronger together. A break-up of the kind Impactive has proposed would, in our view, result in a company with a lower growth rate, increased customer concentration, less scale, greater earnings volatility and reduced access to the low-cost capital provided by WEX Bank.

We have shared these conclusions with Impactive. Unfortunately, despite our efforts to find common ground, Impactive has escalated its campaign, even as Impactive has been aggressively selling shares.

[5]	Source: Bloomberg. Data ending as of April 21, 2026.

[6]	See supra at Endnote 1 for peer group constituents.

[7]	Refers to the Company’s “2024 Performance Peer Group,” as described on page 56 of the Company’s Definitive Proxy Statement, filed with the SEC on April 17, 2025. Peers include Block, Bread Financial Holdings, Corpay, Equifax, Fidelity National Information Services, Fiserv, Global Payments, HealthEquity, Jack Henry & Associates, PayPal Holdings, TransUnion and Western Union.

[8]	Peers include ACI Worldwide, BILL Holdings, Block, Broadridge Financial Solutions, Corpay, CSG Systems International, Dayforce, Euronet Worldwide, EVERTEC, Fair Isaac, HealthEquity, Jack Henry & Associates, Paychex, Paycom Software, Paylocity Holding Corp. and TransUnion.

[9]	Source: Bloomberg. Data ending as of April 21, 2026.

We Have Engaged Constructively with Impactive

To be clear, we value Impactive’s investment and welcome its perspectives, and we remain open to a constructive resolution that serves the best interests of all shareholders.

However, we cannot, in good conscience, endorse Ms. Taylor Wolfe’s candidacy. We conducted extensive diligence as part of our comprehensive director evaluation process, speaking with former board colleagues and other individuals who proactively shared their perspectives with us. Based on this review, we identified serious concerns regarding Ms. Taylor Wolfe, including her conduct on a prior board, conflicts of interest arising from her spouse’s investment firm’s stake in our competitor Ramp, as well as Impactive’s inattention to regulatory oversight and misaligned investment time horizon. Taken together, these issues are, in our view, highly problematic.

Ms. Taylor Wolfe’s continued dismissal of our concerns regarding the potential conflict of interest involving Ramp—which considers WEX a direct competitor and is actively targeting our customers—only heightens our doubts about her ability to serve as an effective fiduciary. You do not need to believe Ms. Taylor Wolfe or us on whether Ramp is competitive with WEX: just search for “WEX Fuel Card” on Google and note the ads that Ramp is buying to target our prospective customers. Ms. Taylor Wolfe also downplays the investment and consultation her spouse and his firm have provided to Ramp, which we believe is one of the firm’s largest positions and worth well over $300 million. We do not believe shareholders are well served by having Ms. Taylor Wolfe on our Board while her spouse stands to benefit from Ramp’s competitive success relative to WEX.

We Ask for Your Support

We encourage you to review the investor presentation we published recently, available at www.VotewithWEX.com and on our Investor Relations webpage, which provides further details on our improving results, strong execution and clear path to value creation. Once you do, we believe you will conclude, as we did, that supporting our refreshed Board (which includes a new, incoming Vice Chair and Lead Independent Director) is the best way to ensure that WEX’s progress continues and that the Company delivers long-term value.

We hope you will join us in voting on the Company’s BLUE proxy card “FOR” ONLY WEX’s nominees.

Thank you for your continued support and investment.

Sincerely,

The WEX Board of Directors

If you have any questions or require any assistance with voting your shares, please call the Company’s proxy solicitor:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders, please call toll free: +1 (877) 750-0637 (from the U.S. and Canada) or

+1 (412) 232-3651 (from all other countries)

Banks and Brokerage firms may call: +1 (212) 750-5833 (collect)

About WEX

WEX (NYSE: WEX) is the global commerce platform that simplifies the business of running a business. WEX has created a powerful ecosystem that offers seamlessly embedded, personalized solutions for its customers around the world. Through its rich data and specialized expertise in simplifying benefits, reimagining mobility, and paying and getting paid, WEX aims to make it easy for companies to overcome complexity and reach their full potential. For more information, please visit www.wexinc.com.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements including, but not limited to, statements regarding plans, goals, expectations and objectives. Any statements in this communication that are not statements of historical facts are forward-looking statements. When used in this communication, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “positions,” “confidence,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. Forward-looking statements relate to our future plans, objectives, expectations, and intentions and are not historical facts and accordingly involve known and unknown risks and uncertainties and other factors that may cause the actual results or performance to be materially different from future results or performance expressed or implied by these forward-looking statements, including, but not limited to, the risks and uncertainties identified in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 13, 2026 and subsequent filings with the SEC. The forward-looking statements speak only as of the date of this communication and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events, or otherwise.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A, an accompanying BLUE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s stockholders for the Company’s 2026 annual meeting of stockholders. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING BLUE PROXY CARD, AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive proxy statement, an accompanying BLUE proxy card, any amendments or supplements to the definitive proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC filings” link in the “Financials” section of the Company’s website at https://ir.wexinc.com/.

Appendix

Reconciliation of GAAP Net Income Attributable to Shareholders per Diluted Share to Adjusted Net Income Attributable to Shareholders per Diluted Share

	Year Ended December 31,
(Unaudited)	2013	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Net income (loss) attributable to shareholders per diluted share (GAAP)	$3.82	$0.57	$3.71	$3.86	$2.26	$(5.56)	$—	$4.50	$6.16	$7.50	$8.47
Unrealized loss (gain) on financial instruments	$0.14	$(0.19)	$(0.03)	$(0.06)	$0.79	$0.62	$(0.86)	$(1.86)	$0.70	$0.01	$(0.02)
Net foreign currency loss (gain)	$—	$0.23	$(0.73)	$0.89	$0.02	$0.59	$0.27	$0.51	$(0.11)	$0.63	$—
Acquisition-related intangible amortization	$0.85	$2.39	$3.57	$3.17	$3.64	$3.90	$4.01	$3.81	$4.25	$4.89	$5.34
Other acquisition and divestiture related items	$(0.02)	$1.24	$0.12	$0.10	$0.86	$1.32	$0.81	$0.40	$0.15	$0.29	$0.25
Legal settlement	$—	$—	$—	$—	$—	$3.71	$—	$—	$—	$—	$—
Stock-based compensation	$0.24	$0.48	$0.71	$0.81	$1.09	$1.50	$1.70	$2.25	$3.04	$2.71	$2.88
Other costs	$(0.04)	$0.34	$0.26	$0.31	$0.57	$0.31	$0.52	$0.86	$1.05	$1.19	$0.71
Vendor settlement	$—	$0.38	$—	$—	$—	$—	$—	$—	$—	$—	$—
(Gain) loss on sale of subsidiary	$—	$—	$(0.49)	$—	$—	$1.06	$—	$—	$—	$—	$—
Impairment charges and asset write-offs	$—	$—	$1.02	$0.13	$—	$1.22	$—	$3.05	$—	$—	$0.28
Debt restructuring and debt issuance cost amortization	$—	$0.31	$0.24	$0.32	$0.48	$0.91	$0.48	$0.39	$2.06	$0.39	$0.23
Change in fair value of contingent consideration	$—	$—	$—	$—	$—	$—	$0.88	$3.11	$0.20	$0.16	$0.08
Non-cash adjustments related to tax receivable agreement	$—	$0.01	$(0.35)	$0.02	$(0.02)	$(0.01)	$—	$—	$—	$—	$—
ANI adjustments attributable to non-controlling interests	$—	$(0.06)	$(0.04)	$(0.03)	$1.21	$(0.98)	$2.91	$(0.77)	$—	$—	$—
Tax related items	$(0.41)	$(1.93)	$(2.67)	$(1.24)	$(1.71)	$(2.47)	$(1.58)	$(2.59)	$(2.59)	$(2.47)	$(2.13)
Dilutive impact of stock awards	$—	$—	$—	$—	$—	$(0.06)	$—	$—	$—	$—	$—
Dilutive impact of convertible debt	$—	$—	$—	$—	$—	$—	$—	$(0.13)	$(0.10)	$—	$—
Adjusted net income attributable to shareholders per diluted share	$4.58	$3.78	$5.32	$8.28	$9.20	$6.06	$9.14	$13.53	$14.81	$15.28	$16.10

Reconciliation of Consolidated Net Income to ROIC measurements and GAAP net income to adjusted EBITDA

(Unaudited)	WEX
($M)	2023	2024	2025

Consolidated Net Income	$266.6	$309.6	$304.1
Operating and financing interest	288.8	340.0	349.5
Income tax expense	102.2	108.2	116.1
Depreciation and amortization expense	276.2	321.3	331.1
Other items	-	-	-
EBITDA	$933.8	$1,079.1	$1,100.9
Non-cash stock-based compensation	127.0	112.2	100.3
Other	126.5	98.7	58.2
Adjusted EBITDA	$1,187.3	$1,290.0	$1,259.4

Consolidated Net Income	266.6	309.6	304.1
Operating and financing interest	288.8	340.0	349.5
Foreign exchange (gain)/loss	(4.9)	26.2	0.2
Net operating profit after tax (NOPAT)	$550.5	$675.8	$653.9

Average Invested Capital[10]	$5,034.4	$5,229.2	$4,878.4

NOPAT ROIC	10.9%	12.9%	13.4%

News Media Contact:

Edelman Smithfield

WEX@edelman.com

Investor Contact:

WEX

Steve Elder, 207-523-7769

Steve.Elder@wexinc.com

[10]	“Average Invested Capital” refers to average equity plus average short and long-term debt as reported, less FHLB advances.